EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is entered into this 30 day of December, 2007 by and between Powerraise, Inc. (the "**Company**"), a corporation incorporated under the laws of the State of Nevada with its offices located at 1687 West Broadway, Site 303, Vancouver, B.C., Canada V6J 1X2 and Mr. Arie Hertz, an individual residing at 18 Lenape Rd. Richboro, PA 18954, USA (the "**Employee**") (collectively, the "Parties").

W I T N E S S E T H :

WHEREAS, the Company wishes to recruit the Employee to be employed as the Chief Executive Officer of the Company, and the Employee wishes to be employed in such position; and

WHEREAS, the Parties wish to agree respecting the terms and conditions of such employment;

NOW THEREFORE, in consideration of the respective agreements of the parties contained in this Agreement, the parties agree as follows:

1. **Employment, Duties and Acceptance**.

1.1 Based on the representations made by the Employee in this Agreement, on February 1, 2008 (the "Effective Date") (*), the Company will employ the Employee, and the Employee hereby accepts employment by the Company, in the position of the Company's Chief Executive Officer for the "Term" as defined in Article 2 hereafter.
(b) Prior to the Effective Date the Employee will perform services to the Company as requested by the Board of Directors of the Company on a consultantancy basis, with full reimbursement of his related expenses based on a rate of $87.50 per hour.

1.2 The Employee will perform the duties, undertake the responsibilities, and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar capacity, as determined by the Company, in its sole discretion. Unless determined otherwise by the Company in its sole discretion, the Employee shall report to and be under the management of the Company's Board of Directors.

1.3 At the request of the Board, the Employee shall travel on temporary trips to such places as may be required from time to time to perform his duties hereunder.

1.4 Excluding periods of vacation and sick leave, to which the Employee may be entitled, the Employee agrees to devote full time and attention exclusively to the business and affairs of the Company as required to discharging the responsibilities assigned to the Employee under this Agreement. Accordingly, during the term of the Employee's employment, the Employee will not engage in any other employment or business activities for himself or any other person, without the prior written consent of the Company. Without detracting from the generality of the foregoing, during the Term hereof, the Employee will not render

any services to any supplier or customer of the Company. In this connection, from the date hereof and during the Term (i) the Employee shall not render services to or for any other person, firm, corporation or business in this capacity and (ii) shall have no interest directly or indirectly in any other person, firm, corporation or business whose business is related to or competitive with the business of the Company.

1.5 The Employee shall comply with the instructions of the Board of Directors or such persons as the Board of Directors may appoint for that purpose, including instructions concerning procedures and discipline.

1.6 The Employee shall notify the Board of Directors promptly of, and will immediately cease, any activity or matter, which may create a conflict of interest between the Employee or such activities or matters and the Company.

2. **Term of Employment**.

The employment created hereunder is "At Will" and, therefore, each party may terminate this Agreement and the employment relationships hereunder at its discretion, with or without "Cause", at any time subject to the provisions of Article 5.

3. **Compensation**.

3.1 As compensation for performing his duties pursuant to this Agreement or at the request of the Company, the Company agrees to pay Employee:

3.1.1 For the first six (6) months of his employment commencing on the Effective Date, the Company shall pay the Employee at an annual compensation rate of US$150,000 (One Hundred Fifty Thousand US Dollars), subject to withholding for applicable taxes, which, for the sake of avoiding any doubt, equates with a monthly salary of US$12,500 (Twelve Thousand Five Hundred US Dollars).

3.1.2 Commencing with the 7th (seventh) month of his employment subsequent to the Effective Date, the Company shall pay the Employee at an annual compensation rate of US$180,000 (One Hundred Eighty Thousand US Dollars), subject to withholding for applicable taxes. which, for the sake of avoiding any doubt, equates with a monthly salary of US$15,000 (Fifteen Thousand US Dollars).

3.2 The salary set forth hereinabove shall be payable on a bi-weekly basis in accordance with the regular payroll practices and services of the Company. All payments hereunder shall be subject to the provisions of Article 5 hereof.

3.3 The Company shall pay or reimburse the Employee for all expenses incurred or paid by the Employee in connection with the performance of his duties under this Agreement upon presentation of expense statements or vouchers or such other supporting information as it from time to time requests evidencing the nature of such expense, and, if appropriate, the payment thereof by the Employee, and otherwise in accordance with the Company's procedures from time to time in effect.

3.4 During the Term, and upon establishment of group plans, the Employee shall be entitled to participate in any group insurance, qualified pension, hospitalization,

medical health and accident disability, or similar plan or program of the Company, if established, to the extent that he is eligible under the general provisions thereof. Notwithstanding anything herein to the contrary, however, the Company shall have the right to amend or terminate any such plans or programs.

4. **Employee Benefits**.

4.1 Vacation. The Employee shall be entitled to annual vacation of eighteen (18) days per each 12-month period he is employed by the Company as well as official U.S. legal holidays. Unused vacation days will be accumulated.

4.2 Sick days. The Employee shall be entitled to annual sick days of eighteen (18) days per each 12-month period he is employed by the Company. Unused sick days will not be accumulated

4.3 Medical Insurance. During the Term of his employment, the Company shall reimburse the Employee for medical insurance coverage and disability insurance for him, his spouse and children, up to a sum based on annual quotations from leading medical insurance companies and evidence of payment for such coverage by the Employee. The sum for 2008 is agreed to be 1351.80 US$ per month (One Thousand Fifty One Dollars and Fifty One cents). As long as the Employee chooses his own insurance plan and a group plan is not available yet as per section 3.4 above, besides depositing the funds with the deposit instructions provided by the Employee, the Company shall have no responsibility whatsoever in respect of the plan chosen by the Employee.

4.4 Retirement plan (401(k)) and Life Insurance. The Employee is entitled to US$15,000 (Fifteen Thousand US Dollars) per annum to be deposited by the Company on the employee's behalf in a saving and retirement plan (401(k)) and Life Insurance plan chosen by the Employee. Said amount shall be paid in the middle of each 12-month period subsequent to the Effective Date provided that this Agreement is still in force at such time.

4.5 Stock Options. The Employee shall be entitled to options to purchase up to 800,000 shares of the Company's Common Stock, which options shall vest at the rate of 1/3 of said options at the end of each year over a period of three (3) years commencing from the Effective Date, and shall be exercisable at an exercise price of US$0.30 (thirty cents) per share (the "**Options**"). The issuance of the Options shall be subject to the terms of the Company's Incentive Stock Option Plan, as shall be approved by the Company's Board of Directors. The Options will be subjected to the receipt of any legal and/or regulatory approvals, registrations, or exemptions from registration required under applicable law. For the sake of avoiding any doubt, the Employee's stock options do not carry any anti-dilution protections. In the event of a sale of the Company, the Employee's options under this section 4.5 will be deemed to have automatically vested.

4.6 Achievement Bonuses. Subject to the Employee achieving his Targets as described in Appendix A, , the Employee shall be entitled to options to purchase up to additional 800,000 shares of the Company's Common Stock as at the date of this Agreement, which options shall vest at the rate of 1/3 of said options at the end of each year over a period of three (3) years commencing from the Effective Date, and shall be exercisable at an exercise price of US$0.30 (thirty cents) per share. The issuance of the options under this section 4.5 shall be subject to the terms of the Company's Incentive Stock Option Plan, as shall be approved by the

Company's Board of Directors. For the sake of avoiding any doubt, the Employee's stock options do not carry any anti-dilution protections.

4.7 Officer Liability Insurance The Employee shall be covered by the directors' and officers' insurance policy to be obtained by the Company. The Company shall indemnify and hold harmless the Employee from and against any loss, damage, liability, cost and expense (including attorneys' fees and legal costs) caused to or incurred by him as a result of third party claims filed against him and arising out of or resulting from the performance by the Employee of the services under this Agreement hereof, except for acts which involve the willful misconduct or negligence of the Employee.

5. **Termination**.

5.1 Each of the Company and the Employee shall be entitled to terminate this Agreement at any time subject to each giving at least one and one half (1.5) months prior written notice during the first six (6) months of employment hereunder, and three (3) months prior written notice at any time after the first six (6) months of employment hereunder.

5.2 Death. In the event of the Employee's death during the Term, this Agreement shall automatically terminate, except that (a) Employee's estate shall be entitled to receive the monthly salary provided for hereunder to the last day of the month in which the Employee's death occurs; and (b) such termination shall not affect any amounts payable as insurance or other death benefits under any plans or arrangements then in force or effect with respect to the Employee.

5.3 Upon termination of the Employee's employment, the Employee will transfer the Employee's position to the Employee's replacement in an orderly manner and, in addition to his obligations under Article 6, he will return to the Company any equipment and/or other property belonging to the Company.

6. **Protection of Confidential Information**.

(a) The Employee agrees that he shall hold in strict confidence and shall not at any time during or after his employment with the Company, directly or indirectly, (i) reveal, report, publicize, disclose, or transfer any Confidential Information (as described below) or any part thereof to any person or entity, (ii) use any of the Confidential Information or any part thereof for any purpose other than in the course of his duties on behalf of the Company, or (iii) assist any person or entity other than the Company to secure any benefit from the Confidential Information or any part thereof. All Confidential Information (regardless of the medium retained) and all abstracts, summaries or writings based upon or reflecting any Confidential Information in the Employee's possession shall be delivered by the Employee to the Company upon request therefor by the Company or automatically upon the expiration of the Term or termination of this Agreement.

(b) For purposes of this Agreement, "Confidential Information" shall mean any information relating to the business, operations, affairs, assets or condition (financial or otherwise) of the Company which is not generally known by non-company personnel, or is proprietary or in any way constitutes a trade secret (regardless of the medium in which information is maintained) which the Employee develops or which the Employee obtains knowledge of or access to through or as a result of the Employee's relationship with the Company. Confidential Information specifically includes, without limitation, business and marketing plans, financings, cost and pricing information, supplier information, all source code, system and user documentation, and other technical documentation pertaining to the hardware and software programs of the Company, including any proposed design

and specifications for future products and products in development, and all other technical and business information considered confidential by the Company. Confidential Information shall not include any information that is generally publicly available or otherwise in the public domain other than as a result of a breach by the Employee of his obligations hereunder. For purposes of this Agreement, information shall not be deemed Confidential Information if (i) such information is available from public sources, (ii) such information is received from a third party not under an obligation to keep such information confidential, or (iii) the Employee can conclusively demonstrate that such information had been independently developed by the Employee.

7. **Ownership of IP**.

The Company shall own, and the Employee hereby transfers and assigns to it, all rights of every kind and character throughout the work, in perpetuity, in and to any material and/or ideas written, suggested, or submitted by the Employee hereunder, and all other results and proceeds of the Employee performing his duties hereunder, whether the same consists of literary, dramatic, mechanical or any other form of works, themes, ideas, creations, products or compositions, including but not limited to any patents, patentable inventions or discoveries, copyrights, and copyrightable materials. The Employee agrees to execute and deliver to the Company such agreements, assignments or other instruments as the Company may require from time to time evidencing the obligations created hereunder and its ownership of the results and proceeds of the Employee performing his duties hereunder.

8. **Non-Competition**.

The Employee agrees that from the date hereof until his employment is terminated and for the period of twenty four (24) months thereafter, he will not engage, directly or directly, either as principal, agent, consultant, proprietor, creditor, stockholder, director, officer or employee, or participate in the ownership, management, operation or control of any business which directly or indirectly competes with the business of the Company. The Employee acknowledges and agrees that the current market for the Company's business extends throughout the world and that it is therefore reasonable to prohibit the Employee from competing with the Company anywhere in such territory. This Section shall not apply to the Employee's ownership of less than five percent (5%) of the capital stock of a company having a class of capital stock which is traded on any national stock exchange or on the over-the-counter market.

From the date hereof until his employment is terminated and for the period of twenty four (24) months thereafter, the Employee agrees that he will not, directly or indirectly, (i) solicit, divert or encourage any of the employees of the Company, or any person who was an employee of the Company during the Term, to leave the employ of the Company or terminate or alter their contractual relationship in a way that is adverse to the Company's interests, (ii) solicit or divert business from the Company, or assist any person or entity in doing so or attempting to do so or (iii) cause or seek to cause any person or entity to refrain from dealing or doing business with the Company or assist any person or entity in doing so or attempting to do so.

The Employee represents that his execution and delivery of this Agreement and the performance of his duties required hereunder will neither be a breach of any other employment or other agreement nor a breach of any non-competition or similar agreement, including without limitation the Non-Competition and Non-Solicitation Agreement with Red-C Optical Networks, Inc.

9. **Notices**.

All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first-class, postage prepaid as follows:

If to the Employee: 18 Lenape Rd, Richboro, PA 18954, USA
E-Mail: arik.hertz@yahoo.com

If to the Company: 1687 West Broadway, Site 303, Vancouver, B.C., Canada V6J 1X2
E-Mail: shay.shamir@teleclick.com

Or such other addresses as either party may specify by written notice to the other as provided in this Article 9.

10. **General**.

10.1 This Agreement sets forth the entire agreement and understanding of the Parties, and supersedes all prior agreements, arrangements, and understandings.

10.2 The provisions of this Agreement shall inure to the benefit of the Parties, their heirs, legal representatives, successors, and assigns.

10.3 This Agreement and the Employee's rights and obligations hereunder, may not be assigned by the Employee.

10.4 Subjected to the employee agreement, the Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer, or other disposition of all or substantially all of its business and assets. The Company may also assign this Agreement to any affiliate of the Company, provided, however, that no such assignment shall (unless the Employee so agrees in writing) release the Company of liability directly to the Employee for the due performance of all of the terms, covenants, and conditions of this Agreement to be complied with and performed by the Company. The term "affiliate", as used in this Agreement, shall mean any corporation, firm, partnership or other entity controlling, controlled by, or under common control with the Company.

10.5 This Agreement may be amended, modified, superseded, cancelled or renewed; and the terms or covenants hereof may be waived only by a written instrument executed mutually by the Parties, or in the case of a waiver, by the Party waiving compliance.

10.6 The failure of either Party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the same.

10.7 No waiver by either Party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

10.8 For the sake of avoiding any doubt, the provisions of section 5.3 and Articles 6, 7, 8, 9, and 10 shall survive the expiration or termination for whatever reason of this Agreement, unless explicitly provided otherwise therein.

10.9 This Agreement shall be governed by and construed according to the laws of the State of Pennsylvania, USA applicable to agreements to be wholly performed therein.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

By:

Name: Arik Hertz

By:

Name: Shlomo Friedman
Title: President.

Appendix A

Following paragraph 4.5 and the Employee achieving his Targets as described in the table below, the Employee shall be entitled to options to purchase shares of the Company's Common Stock as at the date of this Agreement, which options shall vest at the rate of 1/3 of said options each year over a period of three (3) years commencing 1 April 2008, and shall be exercisable at an exercise price of US$0.30 (thirty cents) per share. The issuance of the options under section 4.5 shall be subject to the terms of the Company's Incentive Stock Option Plan, as shall be approved by the Company's Board of Directors. For the sake of avoiding any doubt, the Employee's stock options do not carry any anti-dilution protections.

	Period	Target	Amount
1	1st year of employment	$700,000 booking in the US market.	270,000 shares
2	2nd year of employment	$5,000,000 of worldwide sales, or leading the company to a successful acquisition/ merger.	265,000 shares
3	3rd year of employment	$15,000,000 of worldwide sales, or leading the company to a successful acquisition/ merger.	265,000 shares

In case of missing the targets, the employee will be entitling to option on a pro rata basis.

(*) ARIE HERTZ STATEMENT REGARDING THE EFFECTIVE DATE

The effective date is estimated to be 1 February, 2008; however it is dependent on the agreement that I will reach with my current employer and the possible settlement to concede the advanced notice period committed in my employment agreement.
The finalized effective date will be announced on 13 January 2008

Arie Hertz,